Exhibit 10.3

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) is made and entered into as of the 24th day of May, 2007 (the “Effective Date”), by and between the UNIVERSITY OF PITTSBURGH OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, Pennsylvania 15260 (“UNIVERSITY”) and NOVACEA, INC., a Delaware corporation having its primary place of business at 601 Gateway Boulevard, Suite 800, South San Francisco, California 94080 (“LICENSEE”).

WHEREAS, UNIVERSITY and LICENSEE entered into a License Agreement with an effective date of July 1, 2002, (the “Original License Agreement”),

WHEREAS, UNIVERSITY and LICENSEE now wish to amend and restate the Original License Agreement herein,

WHEREAS, UNIVERSITY is the owner of certain PATENT RIGHTS and KNOW-HOW (as hereinafter defined) and has the right to grant licenses under such PATENT RIGHTS and KNOW-HOW,

WHEREAS, UNIVERSITY desires to have the PATENT RIGHTS and KNOW-HOW utilized in the public interest;

WHEREAS, LICENSEE has represented to UNIVERSITY, to induce UNIVERSITY to enter into this Agreement, that LICENSEE, shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS and KNOW-HOW so that public utilization results therefrom; and

WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS and KNOW-HOW upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “AFFILIATE” shall mean, with respect to UNIVERSITY, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by UNIVERSITY.

1.2 “KNOW-HOW” shall mean any and all non-patented, proprietary technology and information (including, without limitation, research data, designs, formulas, process information, clinical data, and other information pertaining or relating to any technology or invention claimed in the Patent Rights) existing as of the effective date of the Original License

Agreement as a result of activities conducted in the laboratories of Drs. Donald Trump and/or Candace Johnson, which is necessary or useful for the practice of the Patent Rights, or for the manufacture, use, offer for sale or sale of a Licensed Product.

1.3 “LICENSED PRODUCT” shall mean VITAMIN D and one or more cytotoxic agents administered or otherwise used or offered for use in a manner which would, but for the license granted herein, infringe one or more of the PATENT RIGHTS.

1.4 “LICENSEE” shall mean NOVACEA, INC. and all entities directly or indirectly controlling, controlled by or under common control with NOVACEA, INC.

1.5 “NET SALES” shall mean LICENSEE’s and any sublicensee’s invoiced price for LICENSED PRODUCTS, less the sum of the following:

(a)	actual cost of freight charges or freight absorption and insurance, separately stated in such invoice;

(b)	actual trade, quantity or cash discounts allowed, if any;

(c)	taxes such as sales taxes, tariff duties and/or use taxes separately stated on each invoice and borne by the seller; and

(d)	credit allowances given or made for rejection or return of previously sold goods.

1.6 “PATENT RIGHTS” shall mean the interest of UNIVERSITY in:

(a)	the United States and foreign patents and/or patent applications listed in Exhibit “A” attached hereto;

(b)	United States and foreign patents issued from the applications listed in Exhibit “A” and from divisionals, continuations and continuations-in-part of these applications;

(c)	claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit “A”; and

(d)	claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above.

1.7 “REASONABLE COMMERCIAL EFFORTS” shall mean efforts and resources commonly used in the pharmaceutical industry for a drug of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy.

1.8 “SUB-LICENSE REVENUES” shall mean all consideration paid to LICENSEE in return for the grant of a sub-license under the PATENT RIGHTS, including license fees and milestone payments but excluding: (i) the purchase of equity in LICENSEE, (ii) payments or reimbursement for consulting, research, development, or other services. (iii) reimbursement for patent expenses or other actual disbursements of LICENSEE, and (iv) running royalties payable as a function of the manufacture, sale or use of a LICENSED PRODUCT.

1.9 “VITAMIN D” shall mean cholecalciferol, as well as all derivatives and analogs thereof or thereto.

ARTICLE 2 - GRANT

2.1 To the extent it may lawfully do so, UNIVERSITY hereby grants to LICENSEE a worldwide sole and exclusive license under the PATENT RIGHTS and KNOW-HOW to make, have made, use, import, export, offer for sale and sell the LICENSED PRODUCTS. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Section 200, et seq.

2.2 UNIVERSITY reserves a royalty-free, non-exclusive right to practice under the PATENT RIGHTS for its own noncommercial research and educational purposes.

2.3 LICENSEE shall have the right to enter into sub-licensing arrangements for the rights, privileges and licenses granted hereunder upon notice to and prior written approval of UNIVERSITY, which approval shall not be unreasonably withheld or delayed. Any sublicensee shall have the right to grant further sublicenses as necessary to meet its obligations under any sublicense agreement with LICENSEE. Any further sublicensee will have no right to grant further sublicenses. Upon termination of this Agreement, any exclusive first level sublicensee shall have the right, but not the obligation, to replace LICENSEE and become a direct licensee with UNIVERSITY to the extent of such exclusivity under the same terms and conditions as this Agreement, provided that (i) such exclusive first level sublicensee provides written notice to University of its election to become a direct licensee within thirty (30) days of receipt of notice of termination of this Agreement, and (ii) to the extent LICENSEE has breached this Agreement due to a failure to make any payment when due after any cure period, such first level exclusive sublicensee first cures such breach.

2.4 Any sub-license granted by LICENSEE hereunder shall provide that the obligations to UNIVERSITY of Sections 2, 7, 8, 9, 10 and 13 of this Agreement shall be binding upon the sub-licensee as if it were party to this Agreement.

2.5 LICENSEE shall forward to UNIVERSITY a copy of any and all sub-license agreements promptly upon execution thereof, provided that LICENSEE may redact from such copies technical information that does not relate to consideration paid for, or other financial obligations relating to, the grant of the sublicense under the PATENT RIGHTS. LICENSEE shall not redact any information from such sublicense agreements material to determination of royalties under this Agreement or verification of sublicensee’s obligations to UNIVERSITY. Such copies and the non-public information reflected therein shall be kept confidential by UNIVERSITY.

2.6 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any intellectual property other than PATENT RIGHTS and KNOW-HOW.

ARTICLE 3 - DUE DILIGENCE

3.1 LICENSEE shall use REASONABLE COMMERCIAL EFFORTS to bring one or more LICENSED PRODUCTS to market and to continue active marketing efforts for such LICENSED PRODUCTS throughout the term of this Agreement.

3.2 Without limiting Section 3.1, above, LICENSEE shall adhere to each of the following milestones:

(a)	begin a Phase II trial of a LICENSED PRODUCT by January 1, 2004;

(b)	begin a Phase II trial of a LICENSED PRODUCT for a second clinical indication by July 1, 2004; and

(c)	begin a pivotal Phase III trial of a LICENSED PRODUCT by July 1, 2006.

3.3 LICENSEE’s failure to perform in accordance with Section 3.1 or Section 3.2 shall constitute a material breach of this Agreement. Such breach shall entitle UNIVERSITY to terminate as provided in Section 10.1(a), below.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 In consideration of the rights, privileges and license granted by UNIVERSITY hereunder, LICENSEE shall pay royalties and other consideration as follows:

(a)	as an initial license fee, within ten (10) days execution of the Original License Agreement, One Hundred Thousand Dollars ($100,000) and Fifty Thousand (50,000) fully-paid shares of Common Stock of LICENSEE, upon the terms set forth in the Stock Issuance Agreement attached hereto as Exhibit “B”, (plus the reimbursement of reasonable patent expenses incurred as of the effective date of the Original License Agreement);

(b)	within ten (10) days following the issuance of a United States patent [*] and which includes, inter alia, claims substantially identical to those identified as pending claims [*] in UNIVERSITY’s “Response to Office Action” dated October 3, 2001, a milestone payment of Fifty Thousand (50,000) Shares of fully-paid Common Stock of LICENSEE upon the terms set forth in Exhibit “B”; and

(c)	royalties in an amount equal to [*] percent ([*]%) of NET SALES determined in a manner consistent with Section 4.7, below.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Royalty payments pursuant to Section 4.1(c), above, shall be paid to UNIVERSITY in United States dollars and directed to the address set forth in Section 12 hereof within sixty (60) days after March 31, June 30, September 30 and December 31 of each calendar year during the term of this Agreement. LICENSEE shall have the right to reduce the royalty rate payable under Section 4.1(c) in any calendar quarter by [*] ([*]) of the royalty rate paid to any third party, by judgment, contract or otherwise, for the right to manufacture, use or sell any LICENSED PRODUCT in such calendar quarter; provided, however, that the royalty rate due UNIVERSITY hereunder shall in no event be reduced to less than [*] percent ([*]%) of NET SALES.

4.3 Commencing on the first anniversary of the effective date of the Original License Agreement, LICENSEE shall pay to UNIVERSITY a minimum annual royalty, which amount shall be creditable against royalties actually due to the UNIVERSITY with respect to NET SALES in such calendar year. The first such payment shall be One Hundred Thousand Dollars ($100,000). The amount of such annual payment shall increase each year by Twenty-Five Thousand Dollars ($25,000), up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) per year.

4.4 UNIVERSITY shall also receive: (i) [*] percent ([*]%) of all SUB-LICENSE REVENUES received by LICENSEE within the first twelve (12) months after the effective date of the Original License Agreement; (ii) [*] percent ([*]%) of all SUB-LICENSE REVENUES received more than twelve (12) months but fewer than twenty-four (24) months after the EFFECTIVE DATE OF THE Original License Agreement, and of such payments; and (iii) five percent (5%) of all SUB-LICENSE REVENUES received more than twenty-four (24) months after the Effective date of the Original License Agreement.

4.5 Payments pursuant to this Agreement which are overdue shall bear interest calculated from the due date until payment is received at the rate of eight percent (8%) per annum.

4.6 LICENSEE shall sell LICENSED PRODUCTS in the ordinary course to the UPMC Health System upon request solely for patient use and not for resale, at such price(s) and on such terms and conditions as such products of similar quantities are made available to similar health systems. For purposes of clarity , section 2.2 does not impose a restriction on University’s right to use the LICENSED PRODUCTS purchased from LICENSEE under this section 4.6 in the ordinary course for patient administration solely through the UPMC Health System.

4.7 NET SALES as to the VITAMIN D component of each LICENSED PRODUCT sold by LICENSEE shall be determined and reported by LICENSEE solely in the manner provided in this Section 4.7. Following the end of each calendar quarter, LICENSEE shall ascertain the gross sales of all VITAMIN D products sold by it during such calendar quarter, and calculate a “net sales” figure for all its sales of VITAMIN D in such calendar quarter by deducting from its gross sales figure those items reflected in subsections (a) through (d) of

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 1.5, above (the “VITAMIN D NET”). From the VITAMIN D NET, LICENSEE shall deduct the gross invoiced amount of all sales of VITAMIN D by LICENSEE during such calendar quarter which LICENSEE can demonstrate, by reference to data published by IMS or a comparably reputable objective source, was directly attributable to use of VITAMIN D other than in conjunction with a cytotoxic agent which would otherwise violate the PATENT RIGHTS, i.e. sales of VITAMIN D for monotherapy and sales of VITAMIN D for use in combination with other compounds where such compound is not covered by claims of the PATENT RIGHTS. The result of this calculation shall be considered the NET SALES as to the VITAMIN D component of a LICENSED PRODUCT by LICENSEE for purposes of this -Agreement.

ARTICLE 5 - REPORTS

5.1 Within sixty (60) days after each March 31, June 30, September 30 and December 31 of each calendar year during the term of this Agreement, LICENSEE shall deliver to UNIVERSITY true, accurate and detailed reports of the following information in a form reasonably acceptable to UNIVERSITY:

(a)	number of LICENSED PRODUCTS sold by LICENSEE and all sub-licensees;

(b)	total gross billings for all such LICENSED PRODUCTS;

(c)	deductions set forth in Section 1.5;

(d)	the basis for any calculation of NET SALES made by LICENSEE pursuant to Section 4.7;

(e)	total royalties due; and

(f)	the total SUB-LICENSE REVENUE received by LICENSEE during such calendar quarter.

5.2 If no payment is due hereunder with respect to any calendar quarter commencing in the calendar quarter in which first commercial sale of a LICENSE PRODUCT occurs, LICENSEE shall so advise UNIVERSITY in writing within sixty (60) days after the end of such calendar quarter.

5.3 LICENSEE shall keep true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Such books of account shall be kept at LICENSEE’S principal place of business. Such books and the supporting data related thereto shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of UNIVERSITY’s representatives shall be borne by UNIVERSITY; however, if an error of more than five percent of the total payments due or owing for any year is discovered, then LICENSEE shall bear the reasonable fees and expenses of

UNIVERSITY’s representatives. LICENSEE shall cause any sublicensee to keep true and accurate books of account in the same manner as above with a right of LICENSEE (through an independent accounting firm) to audit such books to ensure compliance with its sublicense, and LICENSEE shall provide UNIVERSITY with the results of any such audit upon request.

ARTICLE 6 - PATENT PROSECUTION

6.1 During the term of this Agreement UNIVERSITY has or shall apply for, seek prompt issuance of and maintain the PATENT RIGHTS in the United States and in such foreign countries as may be designated by LICENSEE in a written notice to UNIVERSITY within a reasonable time in advance of the required foreign filing dates. UNIVERSITY shall use patent counsel selected in good faith consultation with LICENSEE. LICENSEE shall have the opportunity to consult with and advise UNIVERSITY in the prosecution, filing and maintenance of such patents.

6.2 Within thirty (30) days after the effective date of the Original License Agreement, and upon presentation of reasonable documentation, LICENSEE shall reimburse UNIVERSITY for fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS prior to the effective date of the Original License Agreement, in an amount not to exceed Twenty-Five Thousand Dollars ($25,000). Following the effective date of the Original License Agreement, all reasonable fees and costs, including attorneys’ fees relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be reimbursed by LICENSEE within thirty (30) days after receipt of a reasonable documentation of such fees and expenses. Payments pursuant to this Section 6.2 shall not be creditable against royalties.

ARTICLE 7 - INFRINGEMENT ACTIONS

7.1 LICENSEE shall inform UNIVERSITY promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and shall provide to UNIVERSITY any available evidence thereof.

7.2 LICENSEE shall have the right, but shall not the obligation, to prosecute at its own expense all infringements of the PATENT RIGHTS; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, LICENSEE may include UNIVERSITY as a party plaintiff in any such suit without expense to UNIVERSITY. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and UNIVERSITY shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due UNIVERSITY under Article 4. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in such proceedings.

7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but not the obligation, to prosecute at its own expense any infringement of the PATENT RIGHTS, and UNIVERSITY may, for such purposes, use the name of LICENSEE as party plaintiff UNIVERSITY shall bear all costs and expenses of’ any such suit in any settlement or other conclusion, by litigation or otherwise, UNIVERSITY shall keep any recovery or damages for past infringement derived therefrom.

7.4 In the event that a declaratory judgment action alleging invalidity or infringement of any of the PATENT RIGHTS shall be brought against UNIVERSITY, UNIVERSITY shall promptly notify LICENSEE. LICENSEE, at its option, shall have the right, within thirty (30) days after receipt of such notice, to intervene and take over the sole defense of such action at its own expense.

7.5 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all reasonable respects including, without limitation, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 8 - INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

8.1 LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold UNIVERSITY, its trustees, officers, employees and affiliates (“INDEMNITEES”) harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS or arising from, any obligation of LICENSEE hereunder, except to the extent that such claim or liability is the result of the gross negligence or intentional misconduct of an INDEMNITEE.

8.2 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and UNIVERSITY in regard to events covered by Section 8.1 above, as provided below:

COVERAGE		LIMITS
(a)	Workers’ Compensation	Statutory

(b)	Employer’s Liability	$1,000,000

(c)	Commercial General Liability, including, but not limited to, Products, Contractual, Fire, Legal and Personal Injury	$1,000,000 Combined Single Limits for Bodily Injury and Property Damage

(d)	Umbrella Liability	$3,000,000

The UNIVERSITY shall be named as an additional insured with respect to insurance policies identified in Sections 8.2(c) and 8.2(d), above.

Certificates of insurance evidencing the coverage required above shall be filed with the UNIVERSITY’s Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, PA 15260, no later than thirty (30) days after the effective date of the Original License Agreement and annually thereafter. Such certificates shall provide that the insurer will give the UNIVERSITY not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 9 - ASSIGNMENT

9.1 This Agreement is not assignable without the prior written consent of UNIVERSITY and any attempt to do so shall be null and void; provided, however, that LICENSEE may assign this Agreement in the context of a merger or acquisition of LICENSEE or the sale by LICENSEE of substantially all of the assets to which this Agreement relates. Exclusive, first level, sublicensees may assign their sublicenses (i) to an affiliate, defined for the purpose of this Article 9 as any entity that directly or indirectly controls, is controlled by or is under common control with such sublicense and is able to meet such sublicensee’s obligations assigned to it under this Agreement, or (ii) in the context of a merger or acquisition of such sublicense, or the sale by such sublicense of all or substantially all of the assets to which such sublicense relates.

ARTICLE 10 - TERM AND TERMINATION

10.1 The term of this Agreement shall begin on the effective date of the Original License Agreement and shall extend to the expiration of the last to expire of the PATENT RIGHTS unless sooner terminated as provided in Section 10.2 below.

10.2 UNIVERSITY shall have the right to terminate this Agreement if:

(a)	LICENSEE shall default in the performance of any of the obligations herein contained and such default has not been cured within forty-five (45) days after receiving written notice thereof from UNIVERSITY; or

(b)	LICENSEE shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

10.3 LICENSEE may terminate this Agreement upon three (3) months prior written notice to UNIVERSITY and upon payment of all amounts due UNIVERSITY through the effective date of termination.

10.4 Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee may, however, after the effective date of such termination, sell all products under the LICENSED PATENTS which LICENSEE produced prior to the effective date of such termination, provided that LICENSEE shall pay to UNIVERSITY the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

ARTICLE 11 - NOTICES

11.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address set forth below, if different from the address first set forth above, or to such other address as a party shall designate by written notice to the other party.

In the case of UNIVERSITY:

Director, Office of Technology Management

University of Pittsburgh

200 Gardner Steel Conference Center

Thackeray & O’Hara Streets

Pittsburgh, PA 15260

ARTICLE 12 - AMENDMENT, MODIFICATION

12.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

ARTICLE 13 - MISCELLANEOUS

13.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The exclusive forum for the resolution of any disputes arising hereunder or with respect hereto shall be the state and federal courts of original jurisdiction in and for Allegheny County, Pennsylvania.

13.2 The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

13.3 Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the PATENT RIGHTS. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

13.4 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

13.5 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party malting such waiver.

13.6 LICENSEE acknowledges that UNIVERSITY is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the PATENT RIGHTS. UNIVERSITY agrees to submit to LICENSEE any proposed publication or presentation regarding the subject matter specifically described in the PATENT RIGHTS for prior review by LICENSEE at least sixty (60) days before its submittal for publication or its presentation. LICENSEE may within thirty (30) days after receipt of such proposed publication, request that such proposed publication be delayed not more than ninety (90) days in order to allow for protection of intellectual property rights

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	/s/ Jerome Cochran
Jerome Cochran
Executive Vice Chancellor

NOVACEA, INC.

By	/s/ John Walker
John Walker
Chief Executive Officer

EXHIBIT A

PATENT RIGHTS

PATENT RIGHTS shall mean all intellectual property described and claimed in the U.S. Patents, U.S. Patent Applications, and foreign patents and patent applications described below, and any subsequent United States and foreign patent applications filed thereon and patents issued from those applications, including divisionals, continuations, and any United States or foreign patent applications that claim any improvements to the invention claimed in the foregoing which are within the scope of any of the claims of the foregoing patents or patent applications.

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

STOCK ISSUANCE AGREEMENT

Executed under Original License Agreement